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Exhibit 3.1.1
                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                          UNISON HEALTHCARE CORPORATION


         The undersigned hereby certifies that the Certificate of Incorporation of Unison HealthCare Corporation is hereby amended as follows:


         FIRST: Section 4 is deleted and a new Section 4 is inserted as follows:

                  4. Authorized Capital. The Corporation shall have the authority to issue 25,000,000 shares of common stock, par value $.001 par value per share (the "Common Stock"), and 1,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock").

         SECOND: All of the other provisions of the Certificate of Incorporation shall remain unchanged and in full force and effect.

         THIRD: The amendment was duly adopted in accordance with Section 242 of the General Corporation Law of Delaware.


Dated:  November 8, 1996.

                                    UNISON HEALTHCARE CORPORATION


                                    By: /s/ Phillip R. Rollins
                                        -----------------------------------
                                            Phillip R. Rollins, Secretary